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                                                                    Exhibit 99.1

[LOGO] Aceto

                              FOR IMMEDIATE RELEASE
                              ---------------------

         ACETO CORPORATION REPORTS FOURTH QUARTER AND YEAR-END RESULTS
         -------------------------------------------------------------

       FISCAL 2003 NET INCOME UP 91% BEFORE NON-CASH CHARGE IN FIRST HALF

              HEALTH SCIENCES SEGMENT REACHES 59% OF ANNUAL SALES;
       SEGMENT GROSS PROFIT RISES 46% TO $30 MILLION ON 33% SALES INCREASE

LAKE SUCCESS, NY - September 5, 2003 - Aceto Corporation (Nasdaq:ACET), a global distributor of pharmaceutical and specialty chemicals, today announced results of operations for the fourth quarter and fiscal year ended June 30, 2003.

FOURTH QUARTER FINANCIAL HIGHLIGHTS - versus fiscal 2002 fourth quarter
     o    Net sales increased 5% to $68.1 million.
     o Net income increased 46% to $2.4 million, or $0.23 per diluted share, from $1.6 million or $0.17 per diluted share in the 2002 fourth quarter.

FISCAL YEAR FINANCIAL HIGHLIGHTS - versus fiscal 2002
     o    Net sales increased 18% to $271.3 million.
     o Net income increased 91% to $9.5 million or $0.94 per diluted share, before the cumulative effect of a non-cash accounting charge(1), from $4.9 million or $0.50 per diluted share in fiscal 2002. After the charge, fiscal 2003 net income grew 54% to $7.6 million or $0.75 per diluted share.

Leonard S. Schwartz, Chairman, CEO and President of Aceto, stated, "We are extremely pleased with the results for the year as a whole. We have combined our Pharmaceuticals, Biochemicals and Nutritionals segment and our Pharmaceutical Intermediates segment to create the Health Sciences segment. During the quarter, sales in this segment rose 16% to $40.1 million, with gross profit growing 26% to $7.3 million. For fiscal 2003, sales in this segment increased 33% to $159.9 million, representing 59% of total sales versus 52% last year. Fiscal 2003 gross profit for this segment rose 46% to $29.6 million. Expanded market share and increased demand for Active Pharmaceutical Ingredients ("APIs") for generic products launched in fiscal 2003 and fiscal 2002 were the drivers of this growth. We launched five new APIs during the fiscal year, however, the fifth launched in June and did not generate significant sales in the fourth quarter."

Mr. Schwartz further stated, "Our Chemicals and Colorants business performed relatively well during the year, considering the difficult environment in the chemical industry. Sales in this segment were flat for

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the year, but declined 12% during the fourth quarter impacting overall sales for the period. Sales in our agrochemicals business increased 6% for the year, and 27% during the quarter to reach $4.6 million. This segment is now showing significant growth potential as a result of the consolidation of large, multinational agrochemical companies. We are currently pursuing a number of new products for acquisition as well as strategic alliances with major agrochemical companies.

Douglas Roth, CFO of Aceto added, "Our operating profit for the quarter was down slightly, due to a 6% increase in SG&A expenses, primarily related to an additional performance bonus accrual of $0.4 million and an additional remediation reserve for our NJ property of $0.3 million, which we believe represents the last reserve the Company will incur for this property.

Mr. Schwartz continued, "We remain confident in Aceto's short and long-term business prospects. In the short-term, we anticipate continued organic growth, including launching a minimum of four new APIs per year, the globalization of our Chemicals and Colorants business, continued enhancement of our sourcing operations in China and India, and steady improvement of our regulatory capabilities. Thus far in the first quarter of fiscal 2004 we have launched one new API (which meets our definition of a launch based on a minimum of $2 million in sales in the first six months after the initial launch) and have introduced and commenced sales of two new generic products. These products, while slightly lower in sales volume than a traditional launch, will make a positive contribution to our results. Additionally, we believe the launches and product introductions demonstrate that Aceto has come to be recognized by the worldwide generic pharmaceutical industry as an important supplier. Our long-term plans involve seeking strategic and accretive acquisitions, forming alliances with partners that will add to our capabilities, and establishing significant business operations in Eastern Europe. In this regard, we expect to have an integrated business operation in Poland by the end of this calendar year. We believe Eastern Europe has great potential in the API business due to its entry into the common market and compliance with strict pharmaceutical regulations."

Mr. Schwartz concluded, "Our strong financial position, with cash of $20.3 million, working capital of $71.2 million, no long-term debt and shareholders' equity of $84.2 million as of June 30, 2003, enables us to pursue these growth plans and provides a solid business platform. Without giving effect for the product launches currently underway since they are difficult to quantify at this point, as previously reported, we expect earnings of at least $0.20 per diluted share for the first quarter of fiscal 2004. For the second quarter, we anticipate earnings of $0.22 per diluted share, again without giving effect for new product launches. We look forward to reporting on the Company's continued development."

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CONFERENCE CALL
Leonard S. Schwartz, Chairman, CEO, and President, and Douglas Roth, CFO, will conduct a conference call at 10:00 a.m. ET on Friday, September 5, 2003. Interested parties may participate in the call by dialing 800-563-1575 (973-582-2866 for international callers) - Please call in 10 minutes before the call is scheduled to begin, and ask for the Aceto call. The conference call will also be broadcast live over the Internet via the Investor Relations section (CONFERENCE CALLS) of the Company's website. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company's website. A recorded phone replay of the call will also be available from 12:00 noon ET on Friday, September 5 2003 until 5:00 p.m. ET on Monday, September 8, 2003. Interested parties may dial 877-519-4471(973-341-3080 for international callers) and enter the code 4133625 for the phone replay.


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ABOUT ACETO
Aceto Corporation, which was incorporated in 1947, is a global leader in the distribution and marketing of pharmaceutical and specialty chemicals used principally in the agricultural, color, pharmaceutical, surface coating/ink and general chemical industries. With offices in nine countries, Aceto Corporation distributes over 1,000 chemicals in these and other fields. For more information, please view our web slide show presentation.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. The Company intends for the forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. The forward looking statements contained in this press release include, but are not limited to, the plans to enhance market position through new product launches, advancement of globalization strategy, leveraging and enhancing sourcing capabilities, and development of regulatory support, as well as the earnings guidance for the Company's first and second quarters of fiscal 2004. All forward-looking statements in this press release are made as of the date hereof, and the Company assumes no obligation to update these forward-looking statements whether as a result of new information, future events or otherwise. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. These uncertainties include, but are not limited to, economic and political conditions in the United States and abroad, as well as other risks detailed in the Company's SEC reports, including the Company's Form 10-K and other filings. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.
                  ------------
CONTACT:                                 -OR-    INVESTOR RELATIONS COUNSEL:
Aceto Corporation                                The Equity Group Inc.
Leonard S. Schwartz, Chairman/CEO                Loren G. Mortman
Douglas Roth, CFO                                (212) 836-9604,
(516) 627-6000                                   lmortman@equityny.com
www.aceto.com                                    ---------------------
-------------                                    Lauren Barbera
                                                 (212) 836-9610,
                                                 lbarbera@equityny.com
                                                 ---------------------
                                                 www.theequitygroup.com
                                                 ----------------------

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
                                                        ACETO CORP.
                                             CONSOLIDATED STATEMENTS OF INCOME
                                          (IN THOUSANDS EXPECT PER SHARE AMOUNTS)


                                                         (UNAUDITED)

                                                     FOURTH QUARTER ENDED                 YEAR ENDED

                                                           JUNE 30,                         JUNE 30,
                                                      2003         2002               2003           2002
                                                 ------------- --------------   ---------------- --------------
Net Sales                                           $  68,060    $  64,729        $  271,276      $  229,329

Cost of Sales                                          56,809       53,917           225,980         192,048
                                                 ------------- --------------   ---------------- --------------

Gross Profit                                           11,251       10,812            45,296          37,281
Gross Profit %                                          16.53%       16.70%            16.70%          16.26%

Selling, General and
  Administrative Expense                                8,630        8,136            32,359          29,945
                                                 ------------- --------------   ---------------- --------------

Operating Profit                                        2,621        2,676            12,937           7,336

Other Income (Expense) Net of
  Interest Expense                                        425           (9)              429              42
                                                 ------------- --------------   ---------------- --------------

Income before Income Taxes and Cumulative
  Effect of accounting change                           3,046        2,667            13,366           7,378

Provision for Income Taxes                                640        1,023             3,898           2,433
                                                 ------------- --------------   ---------------- --------------

Income before cumulative effect of
  accounting change                                     2,406        1,644             9,468           4,945

Cumulative effect of accounting change
  net of income taxes (1)                                   -            -             1,873               -
                                                 ------------- --------------   ---------------- --------------

Net Income                                          $   2,406    $   1,644        $    7,595      $    4,945
                                                 ------------- --------------   ---------------- --------------

Basic earnings per common share (2):
  Before accounting change                          $    0.24    $    0.17        $     0.96      $     0.51
  Cumulative effect of accounting change            $       -    $       -        $     0.19      $        -
                                                 ------------- --------------   ---------------- --------------
                                                    $    0.24    $    0.17        $     0.77      $     0.51
Diluted earnings per common share (2):
  Before accounting change                          $    0.23    $    0.17        $     0.94      $     0.50
  Cumulative effect of accounting change            $       -    $       -        $     0.19      $        -
                                                 ------------- --------------   ---------------- --------------
                                                    $    0.23    $    0.17        $     0.75      $     0.50

Weighted Average Shares Outstanding

  Basic                                                10,067        9,795             9,909           9,779

  Diluted                                              10,453        9,875            10,117           9,833
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(1) In accordance with SFAS142, any impairment loss resulting from the completion of the transitional impairment test of goodwill will be recognized as a cumulative effect of an accounting change and will be recognized in the first interim reporting period.

(2) Retroactively adjusted to reflect a 3-for-2 stock dividend distributed on January 2, 2003 to common stockholders of record as of the close of business
December 18, 2002.